Exhibit 16.1



July 26, 2002

Mr. Alan R. Steel
Executive Vice President and
   Chief Financial Officer
Point.360
7083 Hollywood Boulevard, Suite 200
Hollywood, California 90028

Dear Alan:

As noted in our letter to you dated June 12, 2002, our acceptance of appointment as your independent auditors was conditional upon successful completion of our prospective client evaluation procedures. Upon completion of these procedures, we must respectfully decline to accept appointment as your auditors.

Very truly yours,

KPMG LLP


/s/ William M. Hall
William M. Hall
Partner


cc:  Haig S. Bagerdjian, Chairman of the Board, Point.360
     Robert Herdman, Chief Accountant, Securities and Exchange Commission